Exhibit 10.4

APPLIED DIGITAL CORPORATION

3811 Turtle Creek Blvd, Suite 2100

Dallas, TX 75219

May 28, 2025

CoreWeave, Inc.

290 W Mt. Pleasant Ave., Suite 4100

Livingston, NJ 07039

Re: Issuance of Warrants

Reference is made to that certain Datacenter Lease, dated as of the date hereof, by and between APLD ELN-03 LLC, a Delaware limited liability company (the “Landlord”), and CoreWeave, Inc.(“CoreWeave”) (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial DC Lease”), which provides for an aggregate Contracted Capacity (as defined herein) of 250 megawatts (“MW”). Terms not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the meanings ascribed to them in the Initial Warrant (as defined below).

This Letter Agreement sets forth certain terms and conditions regarding the issuance by Applied Digital Corporation, a Nevada corporation and indirect parent entity of the Landlord (the “Company”), of warrants to purchase shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to CoreWeave.

1.	Initial Warrant Issuance. On the date hereof, the Company shall issue to CoreWeave a warrant to purchase 13,062,521 shares of Common Stock, in form and substance attached hereto as Exhibit A (the “Initial Warrant”).

2.	Additional Warrants. To the extent that, at any time and from time to time after the date hereof, CoreWeave or any Affiliate (as defined below) of CoreWeave enters into (a) an additional datacenter lease, master services agreement, license agreement or other agreement (each, an “Additional DC Lease,” and each of the Initial DC Lease and the Additional DC Leases, a “DC Lease”) or (b) an expansion, amendment, or definitive agreement in respect of a DC Lease (each, an “Expansion Agreement”), in either case, pursuant to which CoreWeave increases its total contracted-for capacity of critical IT load/compute power load (“Contracted Capacity”) across any data centers owned or controlled by the (i) Company, (ii) any Controlled Affiliate of the Company or (iii) any firm, corporation, partnership, limited liability company, joint venture or other entity that is not Controlled by the Company but in which the Company has an ownership stake (a “Non-Controlled Company Affiliate”), the Company agrees to issue to CoreWeave (each, an “Additional Warrant Issuance”), on the applicable Additional Warrant Issue Date (as defined below), an additional warrant, in form and substance attached hereto as Exhibit A (each, an “Additional Warrant,” and each of the Initial Warrant and the Additional Warrants, a “Warrant” and collectively, the “Warrants” and all of the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), to purchase a number of shares of Common Stock as set forth on Appendix A hereto. For purposes of this Letter Agreement, (a) “Affiliate” means with respect to a Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, (b) “Person” means any individual, firm, corporation, partnership, limited liability company or other entity, and (c) “Control” means the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled entity and/or the power to elect a majority of the controlled entity’s board of directors.

3.	Issue Date. Each Additional Warrant issuable under this Letter Agreement shall be issued upon the execution and delivery of the applicable Additional DC Lease or Expansion Agreement by all parties thereto (the date of such event, the “Additional Warrant Issue Date”).

4.	Exercise Price. Each Additional Warrant issuable under this Letter Agreement shall have an exercise price per share equal to the “Minimum Price” as defined in Nasdaq Listing Rule 5635(d), which is the lower of: (i) the closing price of the Common Stock on the Principal Trading Market as of the Pricing Date, and (ii) the average closing price of the Common Stock on the Principal Trading Market for the five trading days immediately preceding, and inclusive of, the Pricing Date. “Pricing Date” means if, the Additional Warrant is executed following the close of the regular session of the Principal Trading Market at 4pm ET on the Issue Date, the Issue Date; if the Additional Warrant is executed before the close of the regular session of the Principal Trading Market on the Issue Date or on a date that is not a trading day, “Pricing Date” means the trading day immediately preceding the Issue Date.

5.	Registration Rights. The Company and CoreWeave shall, concurrently with the execution and delivery of the Initial Warrant, enter into a registration rights agreement, in form and substance attached hereto as Exhibit B (the “Registration Rights Agreement”), covering the resale of the Warrant Shares issuable upon exercise of each Warrant (including the Initial Warrant) to the extent not then registered on an effective registration statement.

6.	Warrant Shares Cap. Notwithstanding anything in this Letter Agreement or the Warrants to the contrary, the Company shall not issue any Warrant, and the Company shall not effect the exercise of any portion of any issued Warrant, and, CoreWeave shall not have the right to exercise any portion of any issued Warrant, and any such exercise shall be null and void and treated as if never made, to the extent that such issuance or exercise, as applicable, would result in the aggregate number of Warrant Shares issuable or issued under the Warrants, together with the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that would reasonably be expected to be aggregated with the transactions contemplated by this Letter Agreement and the Warrants under the applicable rules of the Principal Trading Market, as determined by the Company in good faith and in consultation with Nasdaq Listing Qualification officials, to exceed 44,991,589 (the “Warrant Shares Cap”), which Warrant Shares Cap shall be adjusted for any split, subdivision, combination or reclassification of Common Stock, and in such case, the number of Warrant Shares issuable upon exercise of such Warrant shall be reduced or increased to the number of shares equal to the Warrant Shares Cap (for purposes of this calculation, rounded down to the nearest whole share).

7.	Confidentiality and Public Disclosure. Except as required by applicable law (including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”)) and in such case, only to the extent legally required, the Company and its Affiliates and subsidiaries or CoreWeave and its Affiliates and subsidiaries (as applicable, the “Disclosing Party”) shall not issue any press release or make any other public statement (written or oral) concerning this Letter Agreement, the Warrants, the Registration Rights Agreement, or the commercial relationship or collaboration between the parties without the prior written consent of the Company or CoreWeave (as applicable, the “Non-Disclosing Party”), which may be granted or withheld in the Non-Disclosing Party’s sole and absolute discretion. In addition, and without limiting the generality of the foregoing, neither party will issue any press releases naming the other party, or utilize the other party’s or its Affiliates’ names, logos and marks, in any advertising, marketing, promotional materials, publicity, client list, press release, case studies, references, Internet posting, or otherwise unless approved by the other party in advance in writing, in such party’s sole and absolute discretion. Notwithstanding the foregoing, if the Disclosing Party reasonably determines, after consulting with legal counsel, that it is legally required to make a public disclosure pursuant to SEC requirements, the Disclosing Party shall provide the Non-Disclosing Party with a draft of the proposed disclosure no less than two (2) Business Days in advance of any public disclosure and the Non-Disclosing shall have one (1) Business Day to review and comment. The Disclosing Party shall consider in good faith all reasonable comments provided by the Non-Disclosing Party but shall have no obligation to accept or incorporate any such comments; with the exception that the Disclosing Party shall be required to accept or incorporate any such comments which correct a material inaccuracy in the proposed disclosure. Notwithstanding anything in this Section 7 to the contrary, this Section 7 shall not apply to any information that has been publicly disclosed (x) previously by the Non-Disclosing Party or a third party other than the Disclosing Party or any of its Affiliates or subsidiaries whether directly or indirectly (it being acknowledged and agreed that any such previous disclosure shall have been subject to the terms of this Section 7), or (y) by the Disclosing Party or any of its Affiliates or subsidiaries in accordance with this Letter Agreement.

8.	Representations and Warranties of CoreWeave. CoreWeave hereby represents and warrants that each of the representations and warranties set forth in this paragraph 8 (collectively, the “CoreWeave Representations”) is true, correct, complete, and not misleading as of the date hereof and shall remain true, correct, complete, and not misleading as of each Additional Warrant Issue Date, if any. The continued accuracy of each of the CoreWeave Representations on each such Additional Warrant Issue Date shall constitute a condition precedent to, and a continuing requirement for, the Company’s obligation to issue any Additional Warrants hereunder.

(a)	Experience; Accredited Investor Status. CoreWeave (i) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) is capable of evaluating the merits and risks of its investment in the Company, (iii) has the capacity to protect its own interests, and (iv) has the financial ability to bear the economic risk of its investment in the Company.

(b)	Company Information. CoreWeave has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Warrants, which it has requested or otherwise needs to evaluate an investment in the Warrants. It has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. It has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to its satisfaction.

(c)	Investment. CoreWeave has not been formed solely for the purpose of making this investment and is acquiring the Warrants for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. It understands that the Warrants have not been registered under the Securities Act or applicable state and other securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein.

(d)	Transfer Restrictions. CoreWeave acknowledges and understands that (i) transfers of the Warrants are subject to transfer restrictions under the federal securities laws and (ii) it may have to bear the economic risk of this investment for an indefinite period of time unless the Warrants are subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

9.	Representations and Warranties of the Company. The Company hereby represents and warrants that each of the representations and warranties set forth in this paragraph 9 is true, correct, complete, and not misleading as of the date hereof and shall remain true, correct, complete, and not misleading as of each Additional Warrant Issue Date, if any, the date of the issuance of Warrant Shares, if any.

(a)	Organization and Qualification. The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite corporate power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted, except where the failure to be in good standing or have such power or authority, as the case may be, would not have or would not reasonably be expected to have a material adverse effect. Neither the Company nor any subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each of its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or would not reasonably be expected to have a material adverse effect, and no claim, suit, arbitration, hearing, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition) has been instituted, is pending, or, to the Company’s knowledge, has been threatened in writing in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)	Authorization; Enforcement; Validity. The Company has full power and authority to execute and deliver this Letter Agreement, the Registration Rights Agreement and the Warrants, as applicable, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery, and performance by the Company of this Letter Agreement, the Registration Rights Agreement and the Warrants to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and its shareholders, and no further approval or authorization is required on the part of the Company or its shareholders. This Letter Agreement, the Registration Rights Agreement and the Warrants, assuming the due authorization, execution, and delivery by the other parties hereto and thereto, are valid and binding obligations of the Company, enforceable against the Company and such subsidiary, respectively, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)	Filings, Consents and Approvals. Neither the Company nor any of its subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind in connection with the execution, delivery and performance by the Company of this Letter Agreement, the Registration Rights Agreement, and the issuance of the Warrants, other than (i) the filing of any requisite notices and/or application(s) to the Principal Trading Market for the issuance and sale of the Warrant Shares and the listing of the Warrant Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby; (ii) such filings as are required to be made under applicable federal and state securities laws; and (iii) those that have been made or obtained prior to the date of this Letter Agreement (collectively, the “Required Approvals”).

(d)	No Conflicts. The execution, delivery and performance by the Company of this Letter Agreement, the Registration Rights Agreement and the Warrants to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Warrants) do not and will not (i) conflict with or violate any provisions of the Company’s or any subsidiary’s certificate or articles of incorporation, bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (“Lien”) upon any of the properties or assets of the Company or any subsidiary or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract, instrument or other agreement to which the Company is a party or by which it is bound which is material to the business of the Company, including those that have been filed as an exhibit to the Company’s reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended, pursuant to Item 601(b)(10) of Regulation S-K, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the CoreWeave herein, of any self-regulatory organization to which the Company or its securities are subject, including the Principal Trading Market), or by which any property or asset of the Company or a subsidiary is bound or affected, except in the case of clauses (ii) and (iii) such as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect.

(e)	Warrants and Warrant Shares. Each Warrant, at the time of issuance, will be duly authorized and, when issued, sold and delivered in the manner and for the consideration stated in this Letter Agreement and the Warrant, will be a valid and binding obligation of the Company, free and clear of all Liens, other than restrictions on transfer provided for in this Letter Agreement or the Warrant or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens, other than restrictions on transfer provided for in this Letter Agreement or the Warrant or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the CoreWeave Representations, the Warrants will be issued in compliance with all applicable federal and state securities laws.

10.	Termination. Upon a Change of Control (as defined below) of either the Company or CoreWeave, this Letter Agreement shall, without further action, notice or deed, terminate and be of no further force and effect. For purposes of this Letter Agreement, a “Change of Control” with respect to a Person shall mean: (A) that such Person shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, (i) consolidate or merge with or into (whether or not such Person is the surviving corporation) another person(s) or entity(ies), where the shareholders of such Person immediately before such transaction cease to constitute at least 50% of the aggregate ordinary voting power of such Person (or the surviving corporation) immediately after such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Person, on a consolidated basis or otherwise, to one or more persons or entities, (B) if any person or “group” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of common stock of such Person, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of at least 50% of the aggregate ordinary voting power of such Person, and (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

11.	Miscellaneous. This Letter Agreement, together with each Warrant and the Registration Rights Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Letter Agreement may not be amended, modified or supplemented except by a written instrument executed by both parties. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof. Any dispute arising out of or relating to this Letter Agreement shall be subject to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, and the parties hereby irrevocably waive any objection to such venue and any right to trial by jury in any such proceeding. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Letter Agreement by facsimile or email shall be equally as effective as delivery of an original executed counterpart of this Letter Agreement.

[Signature Pages Follow]

Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Letter Agreement.

Very truly yours,

Applied Digital Corporation

By:	/s/ Wes Cummins
Name:	Wes Cummins
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Accepted and agreed to as of the date first written above by:

CoreWeave, Inc.

By:	/s/ Michael Intrator
Name:	Michael Intrator
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]